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                                                                      EXHIBIT 12

                        GTE CORPORATION AND SUBSIDIARIES

       CONSOLIDATED STATEMENTS OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                                YEARS ENDED DECEMBER 31,
                                         ----------------------------------------------------------------------
                                            1996           1995           1994           1993           1992
                                         ----------     ----------     ----------     ----------     ----------
Net earnings available for fixed
  charges:
  Income from continuing operations....  $2,798,270     $2,537,949     $2,440,869     $  971,978     $1,760,704
  Add (deduct) --
    Income taxes.......................   1,613,261      1,466,426      1,532,482        567,747        966,589
    Interest expense...................   1,146,481      1,150,625      1,139,233      1,298,234      1,475,670
    Capitalized interest (net of
      amortization)....................     (34,984)       (22,971)        (6,045)        (3,421)        (4,931)
    Preferred stock dividends of
      Parent...........................          --          5,598          9,910         17,825         26,331
    Dividends on preferred securities
      of subsidiaries..................     106,643         98,604         18,252         22,162         23,429
    Additional income requirement on
      preferred dividends of
      subsidiaries.....................       9,640          9,664         11,426         12,739         12,671
    Minority interests.................     149,467        145,437        140,464        112,335        112,425
    Portion of rent expense
      representing interest............     130,660        128,034        139,715        153,058        196,533
                                         ----------     ----------     ----------     ----------     ----------
                                          5,919,438      5,519,366      5,426,306      3,152,657      4,569,421
  Deduct -- Minority interests.........    (263,122)      (246,678)      (242,937)      (236,944)      (248,979)
                                         ----------     ----------     ----------     ----------     ----------
         Adjusted earnings available
           for fixed charges from
           continuing operations.......  $5,656,316     $5,272,688     $5,183,369     $2,915,713     $4,320,442
                                         ==========     ==========     ==========     ==========     ==========
Fixed Charges:
  Interest charges.....................  $1,146,481     $1,150,625     $1,139,233     $1,298,234     $1,475,670
  Dividends on preferred securities of
    subsidiaries.......................     106,643         98,604         18,252         22,162         23,429
  Additional income requirement on
    preferred dividends of
    subsidiaries.......................       9,640          9,664         11,426         12,739         12,671
  Portion of rent expense representing
    interest...........................     130,660        128,034        139,715        153,058        196,533
                                         ----------     ----------     ----------     ----------     ----------
                                          1,393,424      1,386,927      1,308,626      1,486,193      1,708,303
  Deduct -- Minority interests.........     (68,166)       (70,052)       (68,096)       (78,421)       (86,504)
                                         ----------     ----------     ----------     ----------     ----------
         Adjusted fixed charges........  $1,325,258     $1,316,875     $1,240,530     $1,407,772     $1,621,799
                                         ==========     ==========     ==========     ==========     ==========
Ratio of Earnings to Fixed Charges --
  continuing operations................        4.27           4.00           4.18           2.07           2.66
                                         ==========     ==========     ==========     ==========     ==========

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